                                                                    EXHIBIT 99.1
                                                                    NEWS RELEASE

                         [UNITED BANKSHARES, INC. LOGO]






For Immediate Release                                 Contact:  Steven E. Wilson
July 20, 2004                                            Chief Financial Officer
                                                                  (304) 424-8704

                UNITED BANKSHARES, INC. ANNOUNCES RECORD EARNINGS
                  FOR THE SECOND QUARTER AND FIRST HALF OF 2004

         PARKERSBURG, WV-- United Bankshares, Inc. (NASDAQ: UBSI), today reported record earnings for the second quarter and first half of 2004. Net income for the second quarter of 2004 was $24.2 million, up 6% from net income of $22.8 million for the second quarter of 2003. Diluted earnings per share were 55 cent(s) and 54 cent(s) for the second quarter of 2004 and 2003, respectively. Net income for the first six months of 2004 totaled $47.7 million, an increase of 5% from $45.3 million for the prior year's first six months. Diluted earnings per share were $1.08 for the first half of 2004 as compared to diluted earnings per share of $1.07 for the first half of 2003.

         Income from continuing operations for the second quarter of 2004 was $22.5 million, up 21% from net income of $18.6 million for the second quarter of 2003. Diluted earnings per share from continuing operations were 51 cent(s) and 44 cent(s) for the second quarter of 2004 and 2003, respectively. Net income from continuing operations for the first six months of 2004 totaled $45.1 million, an increase of 21% from $37.3 million for the prior year's first six months. Diluted earnings per share from continuing operations were $1.02 for the first half of 2004 as compared to diluted earnings per share from continuing operations of 88 cent(s) for the first half of 2003.

         On July 7, 2004, United consummated the previously announced sale of its wholly-owned mortgage banking subsidiary, George Mason Mortgage, LLC ("Mason Mortgage") to Cardinal Financial Corporation ("Cardinal") of McLean, Virginia. The results of operations for Mason Mortgage are reported as income from discontinued operations. In the sale transaction, United received gross cash proceeds from Cardinal of $17 million and will recognize a net gain on the transaction of approximately $16 million in the third quarter of 2004. The cash proceeds arising from the transaction as well as monies received from Mason Mortgage to repay amounts borrowed from United will be used to prepay certain Federal Home Loan Bank (FHLB) long-term advances in the third quarter of 2004. United estimates that it will incur prepayment penalties of approximately $16 million in the repayment. Management felt that it had achieved the best from its mortgage banking segment during an extended period of historically low interest rates and believed it was in the best interests of United to sell its mortgage banking subsidiary at this time because of the widely predicted increase in interest rates. United will continue to be involved in retail mortgage banking through its banking subsidiaries, but not on a wholesale basis.

         Second quarter of 2004 results produced a return on average assets of 1.51% and a return on average equity of 15.38%, as compared to 1.63% and 16.67%, respectively, for the second quarter of

United Bankshares, Inc. Announces...
July 20, 2004
Page Two

2003. For the first half of 2004, United's return on average assets was 1.51% while the return on average equity was 15.28% as compared to 1.62% and 16.67%, respectively, for the first half of 2003.

         Increased net interest income was the leading contributor to the earnings growth for the second quarter and first half of 2004 from last year's results. Tax-equivalent net interest income for the second quarter of 2004 was $55.5 million, an increase of $5.3 million or 11% from the second quarter of 2003. The increase in tax-equivalent net interest income was due mainly to a $648.1 million or 12% increase in average earning assets, including a $524.2 million or 13% increase in average loans. The increase in average loans consisted of organic growth of 4% in addition to loans from the Sequoia Bancshares acquisition which consummated on October 10, 2003. The net interest margin for the second quarter 2004 was 3.77%, a 9 basis point decrease from the first quarter of 2004's net interest margin of 3.86%. On a linked-quarter basis, United's tax-equivalent net interest income for the second quarter of 2004 increased by $873 thousand or 2% from the first quarter of 2004 due mainly to growth in average loans of $204.2 million or 5% for the quarter. In addition, average deposits grew $115.6 million or 3% over the same time period.

         Tax-equivalent net interest income for the first six months of 2004 was $110.1 million, an increase of $9.8 million or 10% from the prior year's first six months as average earning assets increased $481.6 million or 9% due mainly to the Sequoia acquisition. The average cost of funds for the first half of 2004 decreased 73 basis points from the first half of 2003 as a result of a drop in the cost of deposits due to lower interest rates and from the prepayment of higher cost Federal Home Loan Bank (FHLB) advances during the fourth quarter of 2003. The average cost of deposits declined 58 basis points while the average cost of FHLB advances dropped 172 basis points for the first six months of 2004 as compared to last year's first six months. The net interest margin for the first half of 2004 was 3.82%, up 3 basis points from a net interest margin of 3.79% during the same period last year.

         Noninterest income for the second quarter and first half of 2004 decreased $4.8 million or 17% and $8.4 million or 16%, respectively, from the second quarter and first half of 2003. The decreases were primarily due to reduced mortgage banking activity. Mortgage loans sold in the secondary market during the second quarter of 2004 decreased $219.7 million or 18% from the second quarter of 2003, while loan originations decreased $306.0 million or 23% when compared to the second quarter of 2003. For the first six months of 2004, mortgage loans sold in the secondary market decreased $747.9 million or 32%, while loan originations also decreased $680.6 million or 29% from the first six months of 2003. On a linked-quarter basis, noninterest income for the second quarter of 2004 increased $2.9 million or 14% from the first quarter of 2004 due to increased revenue from mortgage banking operations as long-term interest rates temporarily fell late in the first quarter.

         Noninterest expense for the second quarter of 2004 declined $1.4 million or 3% compared to the second quarter of 2003 and was down $1.7 million or 2% for the first six months of 2004 over last year's first six months' results. These decreases in noninterest expense were primarily due to decreased employee salaries and commissions as a result of reduced loan originations from last year's record volumes in the mortgage banking operations as compensation is tied to loan production levels. On a linked-quarter basis, noninterest expense for the second quarter of 2004 increased $2.0 million or 5%

United Bankshares, Inc. Announces...
July 20, 2004
Page Three

from the first quarter of 2004. This increase was primarily due to increased employee salaries and commissions related to the increased volume during the second quarter of 2004 at the mortgage banking operations. The efficiency ratio was a low 49.00% and 49.10% for the second quarter and first half of 2004, respectively. This ratio compares very favorably to peer group banking companies.

         Credit quality remains strong, comparing favorably against peer group averages. At June 30, 2004, nonperforming loans were $16.8 million or 0.39% of loans, net of unearned income compared to $18.6 million or 0.45% of loans, net of unearned income at December 31, 2003. Net charge-offs were $511 thousand for the second quarter of 2004, a decrease of $1.9 million from $2.4 million for the second quarter of 2003. Net charge-offs for the first half of 2004 were $1.8 million, down $2.5 million from $4.3 million for the first half of 2003. For the quarters ended June 30, 2004 and 2003, the provision for loan losses was $539 thousand and $2.3 million, respectively, while the provision for the first six months of 2004 was $1.9 million as compared to $3.8 million for 2003. As of June 30, 2004, the allowance for loan losses was $50.5 million or 1.17% of loans, net of unearned income, as compared to $50.4 million or 1.23% of loans, net of unearned income at December 31, 2003.

         Total assets at June 30, 2004 reached a record level of $6.52 billion as portfolio loans have grown $221.0 million or 5% since year-end 2003. The increase in loans for the first half of 2004 equates to an annualized growth rate of approximately 10%. This growth in loans was funded mainly by growth in deposits of $173.1 million or 4% for the first six months of 2004, which projects to a growth rate of approximately 8% for the year.

         During the second quarter, United's Board of Directors declared a cash dividend of 25 cent(s) per share. The year 2004 is expected to be the 31st consecutive year of dividend increases for United shareholders.

         On June 21, 2004, Moody's Investors Services assigned investment grade ratings to United's two banking subsidiaries, United Bank, West Virginia and United Bank, Virginia. Moody's assigned an initial rating for both institutions of A3 for long-term deposits, while short-term deposits received a Prime-2 grade. The rating agency also gave a stable outlook. In its report, Moody's noted that the assigned ratings reflect the "solid fundamentals generated by United's direct retail and commercial banking franchise in both West Virginia and the Washington, D.C. metropolitan area". Moody's Investors Services is among the world's most respected, widely utilized sources for credit ratings, research and risk analysis. The firm publishes market leading credit options, deal research and commentary that reach more than 3,000 institutions and 20,000 subscribers around the globe.

         United Bankshares has 91 full-service offices in West Virginia, Virginia, Maryland, Ohio, and Washington, D.C. United Bankshares stock is traded on the NASDAQ Stock Market System under the quotation symbol "UBSI".



This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology evolving banking industry standards.

                    UNITED BANKSHARES, INC. AND SUBSIDIARIES
                               FINANCIAL SUMMARY
                    (IN THOUSANDS EXCEPT FOR PER SHARE DATA)


                                                                THREE MONTHS ENDED                    SIX MONTHS ENDED
                                                            ------------------------              ------------------------
                                                             JUNE 30         JUNE 30              JUNE 30          JUNE 30
                                                               2004           2003                 2004             2003
                                                            ---------       --------              --------        --------
EARNINGS SUMMARY:
Interest income, taxable equivalent                          $78,176         $76,717              $154,764        $156,507
Interest expense                                              22,686          26,567                44,658          56,162
Net interest income, taxable equivalent                       55,490          50,150               110,106         100,345
Taxable equivalent adjustment                                  3,288           2,456                 5,802           5,022
Net interest income                                           52,202          47,694               104,304          95,323
Provision for loan losses                                        539           2,296                 1,896           3,751
Noninterest income                                            22,951          27,791                43,008          51,386
Noninterest expenses                                          39,235          40,610                76,461          78,175
Income taxes                                                  11,165           9,774                21,237          19,435
Net income                                                    24,214          22,805                47,718          45,348

Income from continuing operations                             22,457          18,577                45,064          37,276
Income from discontinued operations                            1,757           4,228                 2,654           8,072

PER COMMON SHARE:
From continuing operations:
    Basic                                                       0.52            0.45                  1.03            0.90
    Diluted                                                     0.51            0.44                  1.02            0.88
From discontinued operations:
    Basic                                                       0.04            0.10                  0.06            0.19
    Diluted                                                     0.04            0.10                  0.06            0.19
Net income:
    Basic                                                       0.56            0.55                  1.09            1.09
    Diluted                                                     0.55            0.54                  1.08            1.07
Cash dividends                                                  0.25            0.25                  0.50            0.50
Book value                                                                                           14.09           13.20
Closing market price                                                                                 32.50           28.63
Common shares outstanding:
    Actual at period end, net of treasury shares                                                43,430,523      41,461,389
    Weighted average- basic                               43,511,510      41,597,646            43,595,898      41,752,969
    Weighted average- diluted                             44,005,011      42,067,728            44,131,285      42,220,476

FINANCIAL RATIOS:
Return on average assets                                       1.51%           1.63%                 1.51%           1.62%
Return on average shareholders' equity                        15.38%          16.67%                15.28%          16.67%
Average equity to average assets                               9.84%           9.80%                 9.91%           9.69%
Net interest margin                                            3.77%           3.83%                 3.82%           3.79%

                                                           JUNE 30          JUNE 30             DECEMBER 31      MARCH 31
                                                             2004             2003                  2003           2004
                                                          ----------      ----------            -----------     ----------
PERIOD END BALANCES:
Assets                                                    $6,522,802      $5,753,006            $6,378,999      $6,433,296
Earning assets                                             6,009,731       5,392,191             5,825,527       5,916,271
Loans, net of unearned income                              4,316,985       3,515,307             4,096,019       4,206,857
Loans held for sale                                          217,971         548,767               181,186         233,659
Investment securities                                      1,407,105       1,313,804             1,510,610       1,462,356
Total deposits                                             4,355,438       3,851,967             4,182,372       4,152,631
Shareholders' equity                                         612,101         547,094               615,191         625,741